Exhibit 4.10

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

COOPERATION

AGREEMENT

CA

Between WAVECOM S.A. AND SOLECTRON CORPORATION

COOPERATION

AGREEMENT

THIS COOPERATION AGREEMENT (“this Agreement” or “CO” or “the present Agreement” or “this Cooperation Agreement”) is made effective as of November 29th, 2007 (hereinafter referred to as the “Effective Date”)

BETWEEN

WAVECOM S.A., a company duly incorporated in France and having its principal office at Immeuble BDS I, 3 Esplanade du Foncet, 92442 Issy-les-Moulineaux Cedex France, acting in its own name and for and on behalf of its Subsidiaries (hereinafter called “WAVECOM”),

Represented by Ron BLACK in his capacity as, CEO

of the One Part

AND

SOLECTRON CORPORATION, a Delaware corporation duly incorporated in the United States of America and having its principal office at 847 Gibraltar Drive, Milpitas, CA 95035, acting in its own name and for and on behalf of its Subsidiaries (hereinafter called “SOLECTRON”),

Represented by Thomas J Smach in his capacity as CFO,

of the Other Part

SOLECTRON and WAVECOM shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS WAVECOM designs, develops and sells modules for wireless communications and other products and services.

WHEREAS SOLECTRON has developed expertise in manufacturing, repair processes and related services in order to manufacture products for many different electronic applications and is able to manufacture and deliver the Products (defined below) and provide other agreed services to WAVECOM in different locations in the world.

WHEREAS on August 16, 2005, SOLECTRON and WAVECOM have entered into the Preliminary Agreement (hereinafter referred to as the “PA”) which set forth that the Parties agree on:

(A)	the continuation in force of the Previous Agreements and the Amendments related thereto and on a range of provisions necessary for the execution of the Manufacturing and the Services by SOLECTRON for WAVECOM during the Negotiating Period, and

(B)	the negotiation of the Definitive Agreements that shall govern the terms and conditions of the Manufacturing and the Services and shall supersede the Preliminary Agreement and its amendments, the Previous Agreements and the Amendment 5 until the signature of the signature of the Definitive Agreement.

WHEREAS SOLECTRON and WAVECOM intend that the Definitive Agreements shall, inter alia, state the terms and conditions under which SOLECTRON will perform worldwide manufacturing, repair, new product introduction, design, testing, analysis, delivery services relating to the Products and provide agreed support services to WAVECOM.

The terms and conditions of this Agreement are intended by SOLECTRON and WAVECOM to operate as a basic set of operating conditions regarding their business relationship.

NOW THEREFORE, the Parties hereto agree as follows:

0	DEFINITIONS

0.1	In this Agreement and in the Derivative Agreements (as defined below), unless the context otherwise requires the following words or otherwise expressly stated in a Derivative Agreement, shall have the following meanings:

“Agreement”	shall mean this Cooperation Agreement (CA) and its Appendices, for the sole purpose of the CA;

“Bonepile”	shall mean any Product, which is not compliant with the Specifications [...],

“Best in Class Approach”	shall mean [...]

“Components”	shall mean the components and/or materials of the Products to be purchased by SOLECTRON on behalf of WAVECOM as defined in the Supply Chain Agreement for the Manufacturing of the Products under the Global Manufacturing Agreement,

“Confidential Information”	shall mean without limitation, any information of a technical, economic, financial or business nature and shall include among others the Gross Requirement (defined in the SCA), the UPL (defined in the SCA), the Open Book Approach. Confidential Information disclosed in written or other tangible form shall be prominently marked or stamped as “Confidential Information” or the like at the time of disclosure. Any Confidential Information disclosed orally or visually, shall be identified as such prior to disclosure and summarized in writing by the discloser to recipient within thirty (30) days of the disclosure. In case of disagreement regarding said summary, the recipient shall make any objections in writing within thirty (30) days of receipt of the written summary. Confidential Information shall also include to any information that would be considered by law to be confidential whether or not it is marked as confidential or is recorded in minutes.

“Definitive Agreements”	shall collectively mean the present Cooperation Agreement and all the Derivative Agreements (defined below),

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

“Derivative Agreements”	shall mean any the agreements deriving from the Cooperation Agreement and any appendix, amendment thereto, or a separate agreement and entered into in writing between the Parties, by authorized representatives comprising among others the Global Manufacturing Agreement, the Supply Chain Agreement and the Master Services Agreement which are all governed by the general terms and conditions of the Cooperation Agreement,

“Disaster”	shall mean any unusual event, which is defined as such in the Disaster Recovery Plan (defined in section 2.3 below), including Force Majeure, which prevents SOLECTRON and/or WAVECOM from applying standard day-to-day methods to perform the Manufacturing and/or Services as per the terms of the Definitive Agreements,

“Epidemic Failure”	shall mean [...]

”Equipment/Tools”	shall mean the hardware and software manufacturing tools and functional test equipment owned by WAVECOM and loaned for free of charge to SOLECTRON for the execution of its obligations in the Appendix 3 of the Global Manufacturing Agreement,

“Exit Management Plan”	shall mean the mutually agreed process referred to in section 12.2.5 of the Cooperation Agreement under which the Manufacturing and the Services shall be transferred back to WAVECOM or to any third party designated by WAVECOM,

“Facilities”	shall mean SOLECTRON’s physical plants, sites or premises where WAVECOM authorizes SOLECTRON to perform the Manufacturing and Services as defined in Appendix 2 of this Cooperation Agreement,

“Force Majeure”	shall have the meaning set out in section 14 of this Agreement,

“Global Manufacturing Agreement”/“GMA”	shall mean the Derivative Agreement entered into between the Parties in which the Parties agree on the terms and conditions of Manufacturing the Products and provision by SOLECTRON for NPI services and agreed Repair services and any directly other agreed related services;

“Know How”	shall mean any and all technical, industrial and engineering information, knowledge and experience known by a Party before and during the term of the Definitive Agreements represented in any document, method, schematics, process, design, design technology, machinery, instrument or other equipment used or owned by such Party,

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

“Intellectual Property Rights”	shall mean any intellectual property rights, including, without limitation, copyright, patents, design rights, trade secrets and trade marks whether registered or unregistered including applications therefore existing now or in the future anywhere in the world,

“Manufacturing”	shall mean, together with the SCA, any and all of the operations that are required to manufacture the Product based on Components, starting from the ordering of Components and ending with the delivery of Products to WAVECOM and/or WAVECOM designated locations, all in accordance with the Definitive Agreements,

“Master Services Agreement”/“MSA”	shall mean the Derivative Agreement entered into between the Parties in which the Parties agree on the general terms and conditions of agreed services required by WAVECOM and provided by SOLECTRON together with any directly other related services and on specific conditions relating to these services agreed in separate statements of works,

“Open Book Approach”	shall mean the mutually agreed business practice through which WAVECOM and SOLECTRON [...]

“Open License Terms”	shall mean terms in any license agreement or grant that require as a condition of use, modification and/or distribution of a work for which:

1. source code will be made available, or

2. permission will be granted for creating derivative works, or

3. a royalty-free license is granted to any party under any intellectual property rights regarding that work and/or any other work that contains, is combined with, requires or is based on that work.

“Open Source Software”	shall mean any software that is licensed under Open License Terms.

“Products”	shall mean all products designed and developed by WAVECOM defined in Appendix 1A and 1B of the Global Manufacturing Agreement which are manufactured, refurbished, serviced and supplied by SOLECTRON to WAVECOM in accordance with this Agreement and any applicable Derivative Agreements and, for the avoidance of doubt, Appendix 1A and 1B of the Global Manufacturing Agreement may be amended by from time to time by mutual written agreement of the Parties,

“Purchasing Conditions”	shall mean WAVECOM’s purchasing conditions which WAVECOM have negotiated and agreed with the WAVECOM’s selected and controlled Component suppliers, disclosed to SOLECTRON [...]

“Services”	shall mean any services WAVECOM require SOLECTRON to provide WAVECOM [...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

“Specifications”	shall mean any WAVECOM information accepted in writing by SOLECTRON, irrespective of the media containing the information, including but not limited to instructions, processes, procedures and specifications, relating to the Manufacturing and Services as further identified in Appendix 1B of the Global Manufacturing Agreement, in respect of each Product,

“Subsidiaries”	shall mean any entity controlled by one Party, i.e. majority by more than 50% of equity interest or in which the controlling Party has the right to elect a majority of directors,

“Supply Chain Agreement”/“SCA”	shall mean the Derivative Agreement entered into between the Parties in which the Parties agree on the terms and conditions of WAVECOM supply chain model corresponding to a range of activities for the procurement of the Components and Product flows through the Demand Management (defined in the SCA), and the required Components management and delivery management of the Products to WAVECOM Customer (defined in the SCA).

0.2 References to sections and Appendices are references to sections in and Appendices of this Agreement or the specified Derivative Agreement. The Appendices and any documents annexed thereto form part of this Agreement or the specified Derivative Agreement and shall have effect as if set out in full in the body of this Agreement or the specified Derivative Agreement and any references to this Agreement include Appendices.

0.3 Unless the context otherwise requires a reference in a Definitive Agreement to any gender includes all genders and the singular includes the plural and vice versa.

0.4 Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.	OBJECT AND SCOPE OF THIS AGREEMENT

1.1 WAVECOM hereby appoints SOLECTRON as its non exclusive authorized manufacturer to perform the Manufacturing and provide the Services pursuant to the terms of the Definitive Agreements and SOLECTRON accepts such appointment and shall perform the Manufacturing and provide the Services to WAVECOM with effect from the Effective Date of and for the duration of the Definitive Agreements in accordance with the provisions of such Definitive Agreements.

1.2 SOLECTRON shall execute a range of activities in order to manufacture the WAVECOM Products including the new product introduction (NPI) and the repair and refurbishment of the Products in respect of WAVECOM’s quality requirements relating to the manufacture of the Products as agreed between the Parties in the Global Manufacturing Agreement. The currently foreseen Manufacturing and relating activities shall be detailed in a Global Manufacturing Agreement to be executed at the same time as this Cooperation Agreement.

1.3 SOLECTRON shall execute a range of activities relating to the supply chain management including the delivery of the WAVECOM Products directly to WAVECOM’s designated location as authorised by WAVECOM, the demand management, the purchase of the Components; and the capacity management. The currently foreseen supply chain services and relating activities shall be detailed in a Supply Chain Agreement to be executed at the time of concluding with this Cooperation Agreement.

1.4 SOLECTRON shall execute a range of activities relating to certain services that may be required by WAVECOM and agreed on a case by case basis in appropriate statement of works annexed to the Master Services Agreement. The Master Services Agreement shall be executed at the same time as this Cooperation Agreement.

1.5 The terms and conditions of this Cooperation Agreement shall apply to all Derivative Agreements entered into by the Parties. In the event of a conflict between the provisions of this Cooperation Agreement and any Derivative Agreement, the order of precedence is as follows:

1 This Agreement
2 The Derivative Agreements

The terms and conditions of this Agreement shall prevail only to the extent that the Parties have not explicitly agreed in the relevant Derivative Agreement to alter or modify specific details related to the terms and conditions of this Cooperation Agreement.

1.6 Any amendment or modification to this CA shall not be valid and binding unless it includes a specific reference to the section of this Cooperation Agreement that is intended to be altered or modified and agreed to in writing by both Parties. The definitions stated in the Cooperation Agreement shall apply to all the Derivative Agreements, where applicable.

1.7 Subject to Section 1.8 below, SOLECTRON will not act independently of WAVECOM without WAVECOM’s prior written consent, including with respect to making any direct contact with customers and/or the Component suppliers in the course of providing the Manufacturing and Services without the prior written approval of WAVECOM.

1.8 WAVECOM and SOLECTRON hereby agree that SOLECTRON shall be authorized by WAVECOM to act on behalf of WAVECOM within the scope of a certain defined and agreed range of activities to the extent described in section 9 of this Cooperation Agreement and in the applicable Derivative Agreement.

2.	SOLECTRON’S OBLIGATIONS

2.1 Skill and Care

SOLECTRON shall use its Best in Class Approach to perform the Manufacturing and provide the Services with the highest degree of skill and care and in accordance with the best practices prevailing in the industry.

2.2 On time deliveries

2.2.1 SOLECTRON shall deliver all Services and Products under the Definitive Agreements in accordance with SOLECTRON’s committed delivery date.

2.2.2 In the event that SOLECTRON is aware that the committed delivery date is at risk or that it may not be achieved for any reason solely attributable to SOLECTRON, SOLECTRON shall apply a Best in Class Approach at SOLECTRON’s cost to deploy accelerated measures in order to minimize the lateness of deliveries taking into account WAVECOM’s requirements including but not limited to, incurring premium expediting fees and labor overtime as appropriate. In the event that SOLECTRON is aware that a committed delivery date is at risk or will not be achieved for any reason, except as stated above, SOLECTRON shall apply a Best in Class Approach to driving resolution of any issues, applying no less a standard than if it were providing the Services and the Products for its own account. If, as a result of the forgoing, extra costs are incurred, the Parties will agree how to apportion the costs, whereby delays are caused by, or solely attributable to WAVECOM, a WAVECOM approved Component supplier, or where the delay could have been prevented by WAVECOM, or such cause is or was solely under the control of WAVECOM, any costs associated with meeting the delivery date incurred by SOLECTRON shall be borne by WAVECOM.

2.2.3 SOLECTRON shall promptly notify WAVECOM in writing if it anticipates that it may suffer any delay and/or if it does suffer any delay together with the reasons for such delay and for how long SOLECTRON anticipates such delay will continue.

2.3 Disaster Recovery Plan

As part of the Manufacturing and the Services, the Parties have agreed on a specific WAVECOM Disaster recovery plan (“Disaster Recovery Plan”) as detailed in Appendix 3 of this Cooperation Agreement. SOLECTRON will implement such plan in the event of the occurrence of a Disaster. In case of any event of a Disaster governed by the Disaster Recovery Plan and threatening to affect such continuity, SOLECTRON shall ensure such continuity as agreed in the Disaster Recovery Plan. Such Disaster Recovery Plan sets out the agreed (a) procedures to be adopted by SOLECTRON in the event of any threatened or effective discontinuation or default or interruption or disruption or unavailability in the Manufacturing and the Services is caused by a Disaster and, (ii) the procedures to be taken by SOLECTRON in anticipating such a Disaster, preventing part or all of its adverse effects on the Manufacturing and the Services; or planning and implementing the necessary workaround or recovery actions. SOLECTRON shall comply at all times with the relevant provisions of the Disaster Recovery Plan and it shall update and upgrade the Disaster Recovery Plan as it deems necessary to adapt to new circumstances or to the evolution of the Manufacturing or the Services provided, as the case may be, provided that all such updates and upgrades shall be agreed in writing with WAVECOM.

2.4 SOLECTRON’s personnel engaged in the provision of the Manufacturing and the Services

2.4.1 In the provision of the Manufacturing and the Services, SOLECTRON shall use personnel who possess a degree of skill and experience which is appropriate to the tasks to which they are assigned and the performance and service levels which they are required to achieve and who shall perform those tasks in a workmanlike and professional manner.

2.4.2 WAVECOM’s dedicated teams

SOLECTRON will allocate to WAVECOM a dedicated team composed of the necessary resources needed to both perform the Manufacturing and the Services and to handle any related project. [...]. According to SOLECTRON’s standard practices, the teams organization charts will be disclosed to WAVECOM, and the teams will be led by the designated Program Managers (PMs). The Program Managers are in charge of management and coordination of all the sections including without limitation Manufacturing, quality, logistics, planning, procurement, and accounting. SOLECTRON shall designate a backup for any team members.

2.4.3 SOLECTRON’s dedicated team

WAVECOM will set up a dedicated team (“CM Team”) to handle the day-to-day WAVECOM/SOLECTRON relationship relating to without limitation, the performance, the price, the exchange of any information relating to the Manufacturing and the Services. WAVECOM will promptly inform SOLECTRON of changes in CM Team and provide organization chart to SOLECTRON (email accepted). WAVECOM shall designate a backup for any team members.

2.4.4 SOLECTRON hereby agrees to develop an appropriate internal organization and documented processes to be followed by SOLECTRON’s resources dedicated to WAVECOM’s business activity as defined in the present Definitive Agreements, in order to deploy including but not limited to, the WAVECOM’s specific supply chain model.

2.5 Responsibility Matrix

The name and contact information of WAVECOM teams and SOLECTRON teams will be defined in the Responsibility matrix initially set forth in Appendix 6 of this Cooperation Agreement and periodically revised in writing by agreement between the Parties (email accepted).

2.6 Access to Facilities

2.6.1 WAVECOM shall have the right, by itself or through its appointed representative, subject to obligations of confidentiality as per the terms of section 13 of this Agreement, at any time during regular business hours and after providing reasonable notice to SOLECTRON, to inspect the Facilities to audit the quality assurance systems for the control of the Components quality, processing, assembly, testing, packaging, traceability processes and delivery, and compliance with the terms and conditions of the Definitive Agreements, in order to assure compliance with the Specifications, quality requirements, planning and other terms and conditions of the Definitive Agreements as well as other standard industry practices and procedures and especially Health and Safety, environmental and security rules. In addition, SOLECTRON will provide WAVECOM with an equivalent level of access to Facilities, information or documentation relating to the Manufacturing and the Services under the Definitive Agreement, in accordance with the mutually agreed Open Book Approach.

2.6.2 WAVECOM’s customers and insurers shall be permitted to inspect the Facilities at any time with three working (3) days written (email acceptable) notice from WAVECOM to SOLECTRON. In case WAVECOM’s customer is a competitor of SOLECTRON which manufactures products or provides services which are in competition with the products manufactured by and the services provided by SOLECTRON, SOLECTRON reserves a right to reasonably determine whether or not the access may be permitted and if so, the level of access of the Facilities to such customer, in consultation with WAVECOM.

2.6.3 In addition, the Parties hereby agree that any other third parties designated by WAVECOM will access SOLECTRON’s Facilities to the level authorized by SOLECTRON, upon SOLECTRON’s written approval, which shall not be unreasonably withheld. In the event of a guided tour of SOLECTRON’s Facilities, SOLECTRON shall obtain WAVECOM’s written authorization in advance for the access of third parties only to WAVECOM’s dedicated production lines.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

2.6.4 The rights and obligations set forth in this section 2.6 shall be subject to SOLECTRON’s obligation to protect its other customers including but not limited to SOLECTRON’s right to restrict or deny access to data and Facilities to the extent that they are used for SOLECTRON’s other customers. SOLECTRON shall also protect the Products and any information related to the Manufacturing and the Services including any Confidential Information, from SOLECTRON’s other customers by using similar restrictions.

2.6.5 [...].

2.6.6 SOLECTRON shall ensure that its Facilities are maintained in high level of security against intrusion, thieves, etc, of any kind as mutually agreed. SOLECTRON as the case may be shall hire security guards and develop alarm system, etc. SOLECTRON will follow all instructions and guidance relating to security issues which WAVECOM reasonably requests from SOLECTRON. SOLECTRON understands that security issues are of the utmost importance in the relationship between the Parties. SOLECTRON shall not permit any photographs to be taken in the WAVECOM area, unless authorized in writing by WAVECOM. SOLECTRON shall clearly identify the area dedicated for WAVECOM’s production lines by indicating “WAVECOM’s area” and shall pay any reasonable costs associated with such dedicated production lines accordingly.

2.7 Subcontractors

Notwithstanding provided in section 9 of this Agreement, in the event the SOLECTRON subcontracts any of its obligations stated in this Agreement and the Derivative Agreements to a third party, SOLECTRON shall notify WAVECOM in writing of such subcontracting and shall be responsible and liable for all acts and omissions of all of its sub-contractors and any other third parties to whom it delegates or transfers any and all obligations of this Agreement and the Derivative Agreement as aforesaid as if such acts and omissions had been made by the SOLECTRON itself.

2.8 System qualification

SOLECTRON shall maintain and shall ensure that SOLECTRON and any of its subcontractors maintain a quality system in accordance with ISO 9001 and ISO TS 16949 and ISO 14001. This system will ensure that the appropriate procedures are in place to assure conformance to the requirements of the Product specific prevention and early detection of discrepancies and for timely corrective- and preventive actions. At WAVECOM’s prior written request, SOLECTRON shall provide written evidence of those certifications. SOLECTRON shall immediately inform WAVECOM in writing of any ISO decertification of SOLECTRON or its subcontractors.

Notwithstanding the provisions in this section, SOLECTRON shall comply with any standard regulation applicable in the field of the industry regarding the Manufacturing and the Services.

2.9 SOLECTRON’s equipment

SOLECTRON is the owner of any of its equipment including the IT system and the SOLECTRON’s manufacturing equipment/tools used for the execution its obligations under the Definitive Agreements and shall ensure that such tools are properly maintained by SOLECTRON. In the event of any misuse or failure by SOLECTRON in the use of such tools that results in any breach of the Definitive Agreements and due solely to the default of SOLECTRON WAVECOM is entitled to claim for appropriate and reasonable damages subject to section 15 of the Cooperation Agreement.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

3.	NO INCONSISTENT RESTRICTION, NON COMPETITION, NO CONFLICT OF INTEREST

3.1 The Parties represent and warrant to each other that they will act in good faith in the performance of their obligations herein and shall not act or contract such as to deliberately harm the others’ legitimate business interests, image and each shall hold the other harmless against any immoral or illegal act such as bribery, tax evasion, money laundry, hiring of children committed by it or its employees.

3.2 In particular, SOLECTRON acknowledges that it is of paramount importance to WAVECOM that SOLECTRON in the execution of the Manufacturing and the Services which is the subject of these Definitive Agreements, does not compete with WAVECOM for SOLECTRON’s own account and is therefore not in a position of potential or actual direct conflict of interest; and for avoidance of doubt, this limitation shall not preclude SOLECTRON from performing any manufacturing, or providing any services, directly or indirectly to, any third party whose products are in any way similar or equivalent to those of WAVECOM, and/or from working with, in any capacity, customers who are part of the telecommunications industry, in whatever locality, region, or country of the world; and that so long as SOLECTRON itself does not independently enter the telecommunications industry marketplace as an separate and distinct telecommunications supplier and provider, SOLECTRON shall not be breach of the obligations set forth in this section.

3.3 The non exclusive present contractual relationship between the Parties shall not prevent WAVECOM from entering into similar agreements for the manufacture of the Products, or provision of any relating services, in whatever locality, region, or country of the world, even with a SOLECTRON competitor.

3.4 Both Parties acknowledge that, subject to the preceding paragraphs in this section 3 and the final sentence of this paragraph, SOLECTRON may perform similar services to those performed hereunder for WAVECOM’s competitors. SOLECTRON has established and implements very strict confidentiality and security procedures to ensure an effective segregation of the activities performed by SOLECTRON for WAVECOM from the activities otherwise performed and SOLECTRON will comply in all respects with such procedures, Appendix 6 and sections 2.6 and 13 of this Cooperation Agreement in connection with all such activities.

4	STEERING COMMITTEE AND OTHER MANAGEMENT MEEINGS

4.1 In order to benefit and strengthen the quality of the Products, flexibility conditions, global competitiveness, and the Manufacturing and the Services, the Parties agree that they shall meet periodically at a time and frequency and place to be mutually agreed upon. All such discussions and exchanges of information aim at facilitating effective performance of all agreements as are in existence between the Parties, and do not aim at limiting or hindering any Parties’ freedom of activity beyond the scope of those Definitive Agreements.

4.2 A steering committee shall be dedicated to that effect described in Section 4.1 above. The Parties shall appoint equal numbers of managers for WAVECOM and SOLECTRON. The steering committee shall also discuss the following topics:

(a)	SOLECTRON’s rating as defined in Appendix 4 of this Cooperation Agreement

(b)	Any dispute between the Parties concerning the performance of all Definitive Agreements as then in existence between the Parties

(c)	The initial managers for WAVECOM shall be: [...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

(d)	The initial managers for SOLECTRON shall be: [...]

4.3 The steering committee may designate independent third party(ies) having expertise in the field under discussion provided that the members of the steering committee all agree to the participation of such said party(ies) and that such third party(ies) shall not have decision-making powers but shall only act in a consultative capacity and are bound by confidentiality undertakings comparable to those binding SOLECTRON and WAVECOM personnel in section 13 of this Cooperation Agreement.

(a)	Bi-annual Meetings

The Parties agree to hold bi-annual meetings to discuss business and strategy and review common corporate initiatives.

(b)	Quarterly Operations review

The Parties agree to hold quarterly business reviews for project reviews and reviewing the progress of the mutually agreed improvement plans.

(c)	Operational meetings

The Parties agree to hold monthly meetings to review past performance and set up the appropriate improvement plan.

All the meetings referred to above shall be held at times and places mutually agreed upon between the Parties.

5.	DATA COLLECTION

The Parties acknowledge that the exchange of relevant information relating to the Manufacturing and Services in accordance with the Open Book Approach are the fundamental elements in the success for providing excellent support to WAVECOM and improving quality of the Manufacturing and the Services. SOLECTRON will give upon WAVECOM’s request, access to all relevant information and data relating to the Manufacturing and Services including those in relation to the supply of Components, Component traceability (where applicable), deliveries, processes, quality requirements, supply chain process and inventory issues, failure analysis (where applicable), repair statistics, reliability test results (where applicable) in compliance with a non exhaustive list of reports detailed in each Derivative Agreements and in the Appendix 7 of the Cooperation Agreement as a Global data collection list, at an agreed frequency.

6.	COMPLYNG WITH ALL REGULATIONS, LAWS

The Parties understand and acknowledge that each of them may be subject to regulations by governmental agencies, which prohibit export or diversion of certain products and technology to certain countries and that the performance of Manufacturing and Services requires for SOLECTRON to be granted specific business licenses.

6.1 Business Licenses

6.1.1 SOLECTRON shall at its own costs apply a Best in Class Approach to obtain and maintain all licenses, permits and authorizations necessary for it to perform its obligations hereunder and in particular the required business licenses for trading where the manufacturing premises are located, throughout the term of the Definitive Agreements. In the event that SOLECTRON is unable to obtain such business licenses in a timely manner and to maintain them, this will constitute a material breach of the Definitive Agreements.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

6.1.2 Any and all obligations of WAVECOM to provide WAVECOM’s Intellectual Property Rights, technical assistance, Tools/Equipment (defined in the GMA), Know-How or any other matters irrespective of any media in which any of the foregoing is contained shall be subject in all respects to any such regulations by governmental agencies and other such laws and regulations. SOLECTRON agrees to apply such costs as it considers reasonable to co-operate with WAVECOM including in providing required documentation in order to obtain all necessary licenses, permits or authorizations in respect thereof or exemptions there from.

6.2 Customs Duties

6.2.1 SOLECTRON shall be responsible for (i) the import of Components into the country where the Products shall be manufactured or serviced, the import of without limitation Components, the Bonepile, the Equipment/Tools and repaired Products and shall ensure that the applicable customs and duties procedures, laws and regulations are respected in the concerned country and (ii) paying all foreign, state and local sales, use, excise and other taxes, all delivery, shipping, and transportation fees, handling charges, customs clearance fees and duties/tax in line with the agreed shipment delivery term according to the relevant stipulations in Incoterms 2000 and all foreign agent or brokerage fees, document fees, customs’ charges and duties. Any cost of freight, customs duties, taxes and other expenses relating to the transportation and customs of all consigned equipment/tools to SOLECTRON shall be paid or reimbursed by WAVECOM by regular cost recovery and in accordance with the terms and conditions agreed in the Appendix 3 Section 9 of the GMA

6.2.2 SOLECTRON’s provision of the services listed in this paragraph and in particular with respect to Section 6.2.1, is subject to SOLECTRON making full recovery from WAVECOM through the Product or other pricing in so doing, provided that, before relying on this sentence as a reason to not provide such services, SOLECTRON must first have notified WAVECOM no later than 10 working days from the receipt of the official notification of its belief that it has not made full recovery as aforesaid and provided reasonable evidence in support thereof which is accepted by WAVECOM (and WAVECOM agrees to not unreasonably withhold its acceptance). If so accepted, WAVECOM agrees to reimburse SOLECTRON in the manner reasonably requested by SOLECTRON. SOLECTRON shall use Best in Class Approach to minimize the value of taxes and fees that fall due during such activities and provided that the applicable customs and duties procedures, laws and regulations are respected in the country concerned.

6.2.3 SOLECTRON shall comply with any and all regulation, customs and duties procedures and, laws to which SOLECTRON is subject to.

6.2.4 WAVECOM undertakes to inform SOLECTRON in writing whether WAVECOM and/or the Products and/or any and all technology used and incorporated by WAVECOM in the Products (other than the Components) are subject to U.S. export controls that according to the regulations by agencies of the U.S government (including the U.S Department of Commerce), are under export or diversion prohibition and the names of countries under export or diversion prohibition as well as persons listed in any denied persons list which are applicable thereto. Should WAVECOM fail to inform SOLECTRON thereof, SOLECTRON shall not be liable for any damage caused to WAVECOM or its WAVECOM customer as a result of SOLECTRON’S non-compliance of such U.S. export control regulations and WAVECOM undertakes, subject to section 15 of this Cooperation Agreement, to indemnify and hold harmless SOLECTRON for any and all damages caused to SOLECTRON as a result of WAVECOM’s failure to inform SOLECTRON of the applicable U.S. export control regulations as aforesaid provided that in respect of any claims for such damages:

(a)	SOLECTRON shall notify WAVECOM thereof in writing promptly and in any event within 7 days of becoming aware of any such claim;

(b)	WAVECOM shall have the sole right of conduct and settlement of any such claim and shall not be responsible or liable for any settlements made by SOLECTRON in respect thereof without WAVECOM’s prior written consent; and

(c)	SOLECTRON shall provide WAVECOM with such information, assistance and authority in respect thereof which WAVECOM may request and any costs reasonably incurred by SOLECTRON in the course of doing so shall be met by WAVECOM.

Compliance with Environmental Laws. Each Party shall comply with all applicable environmental laws, regulations, ordinances and legal rulings, including but not limited to those of the United States and European Union, relating to this Agreement and the Products provided hereunder. Notwithstanding the foregoing and its obligation to manufacture the Products according to the Specifications, SOLECTRON shall not be responsible or liable for compliance with the requirements of European Union Directives 2002/95/EC or 2002/96/EC and of European Union Directives 2002/96/EC on waste electrical and electronic equipment (“WEEE”), or any other law, regulation, directive or order governing the permissible content of regulated materials, except to the extent that such laws, regulations, directives or orders are directly applicable to and govern the use of manufacturing process materials selected and used by SOLECTRON in its manufacturing processes to produce the Product

6.3 Quality system

6.3.1SOLECTRON shall maintain and shall ensure that SOLECTRON and any of its subcontractors have and maintain a quality system in accordance with ISO 9001 or QS 9000 or ISO16949. At WAVECOM’s request, SOLECTRON shall provide written evidence of those certifications. SOLECTRON shall immediately inform WAVECOM in writing of any change in its or its subcontractors quality systems

6.3.2 SOLECTRON agrees that representatives of WAVECOM may visit SOLECTRON’s facilities after providing prior written notice to SOLECTRON (email accepted).

6.3.3 Notwithstanding provided in section 2.6, WAVECOM shall give SOLECTRON a one (1) week’s prior written notice of its audits. In respect of all audits, evaluations by WAVECOM, SOLECTRON shall give WAVECOM’s representatives all necessary access, facilities and assistance requested in respect thereof and undertakes that all necessary access, facilities and assistance shall be given by its subcontractors.

6.3.4 WAVECOM shall provide SOLECTRON with a written report of the evaluation and audit results, score and observations.

6.3.5 SOLECTRON shall present action plans permitting to address the observations pointed out in the report, within two (2) weeks of the reception of WAVECOM’s report.

6.3.6 Both Parties, being listed on the US stock exchange need to be compliant with section 404 of Sarbanes Oxley Act. Both Parties agree to their respective Best in Class Approach to be compliant with any Sarbanes Oxley Act requirements. SOLECTRON hereby agrees to assist WAVECOM as reasonably required in providing such information as listed in Appendix 10 and WAVECOM is entitled to audit SOLECTRON regarding the information to be provided under Appendix 10, upon a reasonable prior notice.

7.	COSTS COMPETITIVENESS

7.1 [...]

7.2 [...]

8.	RATING

8.1 WAVECOM shall evaluate SOLECTRON through a periodically rating (“Rating”) as defined in Appendix 4 of this Cooperation Agreement [...].

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

8.2 SOLECTRON shall use its Best in Class Approach to comply with WAVECOM requirements stated in the Rating as are reasonable and agreed by the Parties in writing.

9.	MANDATE

9.1 WAVECOM and SOLECTRON hereby agree that SOLECTRON shall be expressly authorized by WAVECOM under the applicable Derivative Agreement, to act for and on behalf of WAVECOM, when expressly stated as such in the relevant Derivative Agreement [...].

9.2 WAVECOM intends that all SOLECTRON’s actions undertaken in relation to and in accordance with this mandate and especially as agreed in the applicable Derivative Agreement shall bind WAVECOM and shall have the same effect as if they had been issued and/or reached by WAVECOM itself to the extent that SOLECTRON applied the instructions agreed and provided by WAVECOM as specified under the appropriate Derivative Agreement (“WAVECOM’s Instructions”) and complies with the terms and conditions of this Agreement and the applicable Derivative Agreement.

9.3 For the avoidance of doubt, WAVECOM will not be bound to or liable to a third party in relation to any acts or omissions of SOLECTRON performed in the name of and on behalf of WAVECOM that do not comply with WAVECOM’s Instructions.

10.	INTELLECTUAL PROPERTY RIGHTS – INDEMNIFICATION

10.1. License Know How and Intellectual Property Rights

WAVECOM will provide SOLECTRON with any WAVECOM specific Know How and Intellectual Property Rights that are required for the performance by SOLECTRON of the Manufacturing and the Services.

10.1.1 All data, information, techniques, methodologies, materials, media, ideas, inventions, software in any format, documentation including any patents, patent rights, copyrights, mask work rights, trade secret rights, and other Intellectual Property Rights and Know How in the areas of, but not limited to, Product, Component, Confidential Information, Tools and Equipment, refurbishment and Manufacturing processes, Specifications, any other material and information, which,

(a)	exists at the Effective Date hereof, or

(b)	is created after the Effective Date hereof but independently of the performance by its creator of its obligations under the Definitive Agreements, or

(c)	is created by SOLECTRON during or resulting solely from the performance by SOLECTRON of the Manufacturing and the Services and is not specific to WAVECOM and is not of unique application to WAVECOM, shall remain the property of the Party which creates it (hereinafter respectively “the SOLECTRON Retained Matters” or “the WAVECOM Retained Matters” as the case may be and collectively “Retained Matters”) and/or the property of the Party’s licensors (as applicable) and no license or right in them is granted to the other save as provided hereunder.

10.1.2 Notwithstanding the licensing rights granted hereunder, each Party’s Retained Matters shall at all times remain that Party’s property and any title, right and interest vested in such Retained Matters shall remain vested with the respective Party and/or its licensors (as applicable).

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

10.1.3 The Parties agree that any inventions, creations, modifications, enhancements, improvements or developments made or conceived during the term of the Definitive Agreements (“Invention”) expressly requested by WAVECOM and any related development (“WAVECOM Specific Matters”) will be performed according to the terms of the Master Services Agreement.

10.1.4 All Retained Matters shall be subject to the Open Book Approach provisions.

10.1.5 SOLECTRON hereby:

(a) grants to WAVECOM a, perpetual, royalty free, worldwide, non-exclusive right and license to use those SOLECTRON Retained Matters that are reasonably required by WAVECOM in the performance of and limited to the Manufacturing and the Services as per the Definitive Agreements

(b) The license granted herein by SOLECTRON to WAVECOM shall include a right for WAVECOM to sublicense on a non-transferable, perpetual, non-assignable, and worldwide and royalty free basis such SOLECTRON Retained Matters to any end users of the Products.

10.1.6 WAVECOM hereby grants to SOLECTRON a limited, worldwide, non-transferable, non-assignable, royalty-free, non exclusive right and license for the same duration as the Definitive Agreements with and terminable upon the end of the Definitive Agreements to use the Intellectual Property and Know How embedded in the WAVECOM Retained Matters, WAVECOM Specific Matters belonging to WAVECOM which are disclosed to SOLECTRON pursuant to this Agreement solely for the purpose of the performance by SOLECTRON of its obligations under the Definitive Agreements. SOLECTRON shall not be entitled to sublicense any WAVECOM Retained Matters, WAVECOM Specific Matters to any third party without WAVECOM’s prior written agreement.

10.1.7 WAVECOM, for itself and (where applicable) on behalf of any third parties, hereby grants to SOLECTRON and SOLECTRON hereby accepts a worldwide, revocable, non-exclusive, non-transferable, personal license to use the Software solely as an integrated, imbedded component of the WAVECOM Products to perform its obligations under the Definitive Agreements.

10.1.8 As used in the Definitive Agreements, the term “Software” means collectively: (i) all software including third party software (which designates software that is licensed to WAVECOM by a third party and governed by that third party’s license conditions) as shall be identified in writing from time to time by the Parties, which is integrated into the Products or which may be integrated to the Products as optional software offered for license by WAVECOM; and (ii) all the contents of the disk(s), CD Rom(s), electronic mail and its file attachments or any other media with which such software is provided (if any), including the object code thereof; and (iii) any related explanatory written materials, user manuals or other documentation which may be provided by WAVECOM and/or its licensors.

10.1.9 SOLECTRON shall not, except as expressly provided in the Definitive Agreement or expressly authorised by WAVECOM in writing:

(a)	copy, distribute, or make derivative works of the Software and/or any WAVECOM Retained Matters and/or WAVECOM Specific Matters (“WAVECOM’s IPR”) in whole or in part except that SOLECTRON may make one copy of the Software on magnetic media as an archival back up copy, provided the SOLECTRON’s archival back up copy is not installed or used on any computer. Any other copies SOLECTRON makes of the Software are in violation of the Definitive Agreement;

(b)	use, modify, translate, reproduce or transfer, sublicense or otherwise delegate the right to use WAVECOM’s IPR or copy the Software;

(c)	resell, sublicense, rent, lease or lend WAVECOM’s IPR;

(d)	reverse engineer, reverse compile, disassemble or otherwise attempt to discover the source code of the Software (except to the extent that this restriction is expressly prohibited by law) or create derivative works based on the Software;

(e)	modify any copyright notices or other notices of WAVECOM and/or any third parties as they appear in or on WAVECOM’s IPR and shall reproduce such notices on any copies which SOLECTRON makes of the Software;

(f)	use WAVECOM’s IPR in any other manner than a manner that complies with all applicable laws in the jurisdiction in which it uses WAVECOM’s IPR, including, but not limited to, applicable restrictions concerning the copyright and other Intellectual Property Rights.

10.1.10 SOLECTRON shall not perform any actions with regard to the Software in a manner that would require the Software or any derivative work thereof to be licensed under Open License Terms, except otherwise expressly required in writing by WAVECOM. These actions include but are not limited to:

(a)	combining the Software or a derivative work thereof with Open Source Software, by means of incorporation or linking or otherwise; or

(b)	using Open Source Software to create a derivative work of the Software.

10.1.11 The Parties agree that SOLECTRON shall not use any subcontractors in the execution of software developments under the Cooperation Agreement, the Master Services Agreement, and any related SOW, except otherwise agreed in writing between the Parties, on a case by case basis.

10.1.12 WAVECOM cannot warrant that any Software (including third party Software) supplied to SOLECTRON under the Definitive Agreement shall, for any period of time and even under normal use, perform even substantially in accordance with any specifications published by WAVECOM in respect of the Software. SOLECTRON acknowledges that the Software is licensed at the SOLECTRON’s sole risk and is provided “as is” without warranty of any kind express or implied and neither WAVECOM nor any third parties make any representations or warranties, express or implied, including but not limited to warranties as to satisfactory quality or fitness for a particular purpose or that the operation of the Software will be uninterrupted, error-free or bug-free. Accordingly, SOLECTRON shall not be in any way responsible or liable for any default resulting from any defect in such Software.

10.2 Trademarks License

10.2.1 Subject to SOLECTRON complying with the terms and conditions of this trademark licence, WAVECOM hereby grants SOLECTRON and SOLECTRON hereby accepts a non-exclusive, non-transferable, personal, royalty free licence to use the expressly authorized WAVECOM trademarks in order to engrave or place the WAVECOM Trademarks on the WAVECOM Products or WAVECOM shipping documents as stated in the Supply Chain Agreement, in accordance with such instructions as WAVECOM may make in respect thereof and the WAVECOM Trademarks guideline provided in Appendix 8 of this Cooperation Agreement.

10.2.2 SOLECTRON :

(a)	shall not make any adverse claims with regards to WAVECOM’s ownership of the WAVECOM Trademarks.

(b)	shall not challenge the title of WAVECOM on its Trademarks, or challenge the validity of the WAVECOM Trademarks, or oppose any registration thereof.

(c)	shall not assign or transfer the use of WAVECOM Trademarks without the prior written consent of WAVECOM.

(d)	shall not register nor attempt to register any trademark or trade name which is confusingly similar or resembles the WAVECOM Trademarks or incorporates the WAVECOM Trademarks.

(e)	shall only use the WAVECOM Trademarks in the manner and to the extent as expressly provided by WAVECOM accompanied with such notices required by WAVECOM with no changes, including but not limited to changes in the color, proportion, design, or removal of any words, artwork, and/or trademark symbols

(f)	shall maintain a minimum clearance between the WAVECOM Trademarks and other elements as prescribed by WAVECOM.

(g)	shall make the WAVECOM Trademarks stand alone and not combine with any other object, including but not limited to other logos, words, graphics, photos, slogans, numbers, design features, or symbols not expressly authorized by WAVECOM.

(h)	shall not incorporate or use the WAVECOM Trademarks in any manner as part of, or in close proximity to another company’s name, domain name, product or service name, logo, design, slogan, or other trademarks not expressly authorized by WAVECOM.

(i)	shall not incorporate or use the WAVECOM Trademarks in a derogatory context or in any way that may harm the goodwill or reputation of WAVECOM.

10.3. Infringement

10.3.1 With respect to any claim or action brought against either Party to the extent it is based on a claim that the other Party (“Infringing Party”) had actual knowledge that the Infringing Party’s Retained Matters provided within the scope of the Definitive Agreements infringe or violate any patent, copyright, trademark, trade secret or other proprietary right of a third party, the Infringing Party shall defend and indemnify the other Party from and against actual damages, costs and fees reasonably incurred (including reasonable attorneys’ fees) that are attributable to such claim or action and which are assessed against the other Party up to an amount defined in section 15 of this Cooperation Agreement.

10.3.2  The other Party shall provide the Infringing Party with: (i) prompt written notification of the claim or action; (ii) and all available information, assistance and authority to enable the Infringing Party to provide the defense, at its own expense, of any such claim or action.

10.3.3  In addition if either Party’s Retained Matters become the subject of an infringement claim or action, the Infringing Party shall (a) procure the right to continue using any part of their Retained Matters, (b) modify their Retained Matters to make it non-infringing, (c) provide to the other Party at no additional charge, a commercially reasonable amount of services to assist the other in attempting to work-around the claimed infringement.

10.3.4 Neither Party shall have any liability under this Section 10.3 for any claim or action where: (i) such claim or action would have been avoided but for modifications of a Party’s Retained Matters or portions thereof, made after delivery to the other Party and not agreed by the delivering Party; or (ii) such claim or action would have been avoided but for the combination or use of the a Party’s Retained Matters or portions thereof, with other products, processes or materials not intended to be combined with this Party’s Retained Matters.

11.	WARRANTIES AND INDEMNITY

11.1 Warranty of the Products

11.1.1 SOLECTRON warrants for a period of [...] from the actual date of delivery of the Products or, subject to WAVECOM agreeing to pay SOLECTRON the additional costs for a further [...] of warranty, SOLECTRON warrants for a total period of [...] from the date of delivery of the Products that:

(a) the Products will conform to the workmanship standards agreed and defined in the appropriate Specifications ; components purchased by SOLECTRON according to its own terms and conditions will be of good material and SOLECTRON shall not induce latent defects in the Components and the components by the application of non industry standard manufacturing techniques;

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

(b) the Products will be manufactured using Components stipulated by WAVECOM in the UPL (defined in the SCA) except otherwise agreed between the Parties;

(c) the Products will be delivered new and unused, and free and clear of all liens and encumbrances.

11.1.2 SOLECTRON shall recover the cost of providing the aforementioned [...] warranty within the prices quoted to WAVECOM. The additional costs for providing [...] warranty period will be included in the notes of SOLECTRON’s quotations when requested by WAVECOM and SOLECTRON will offer WAVECOM [...] warranty if such additional price is paid for the Products by WAVECOM.

11.2 Warranty of the refurbished and repaired Products

For Products not covered in Section 11.1 above, and for which WAVECOM requests and SOLECTRON agrees to repair or refurbish (which agreement SOLECTRON shall not unreasonably withheld), SOLECTRON warrants for a period of [...] from the date of completion of the refurbishment or repair processes for such Products that:

(a)	The refurbished or repaired Products will pass the agreed tests and the visual inspection criteria in accordance with the mutually agreed refurbishment or repair specification; and

(b)	with respect to the part of the Product refurbished or repaired by SOLECTRON the workmanship would be the same as for new Products in accordance with section 11.1(a) above; and

(c)	the refurbished or repaired Product will be free of defects demonstrably arising as a result of the repair or refurbishment carried out by SOLECTRON; and

(d)	insofar as SOLECTRON can warrant the same in accordance with its warranty provided in this Section 11, the refurbished or repaired Product will be free of the defects which previously existed in the Product which were the reason for the refurbishment or repair being carried out.

Notwithstanding the warranty contained in this section 11.2, any Product warranty obligations under section 11.1 will remain.

In the event that any repaired or refurbished Product shall not be in conformity with the foregoing warranties, SOLECTRON shall at WAVECOM’s option either re-repair the non conforming Product or (if applicable) refund the price paid for the previous repair or refurbishment operation.

11.3 RMA process for Products subject SOLECTRON’s warranty

In the event WAVECOM identifies defective and/or non conforming Products, WAVECOM will request from SOLECTRON a Return Material Authorization (“RMA”) with a description of the defect leading to a Product return. SOLECTRON shall supply the RMA with the RMA number within a maximum of [...] days from the receipt of WAVECOM’s request and shall pick up the batch of defective Products according to WAVECOM’s written instructions. The Parties shall use its Best in Class Approach to execute the Warranty process defined in Appendix 8 within the shortest period of time as possible.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

11.4 The warranty set forth in section 11.1 and 11.2 above shall not apply if:

(a)	Adjustment, repair or part replacement is required because of accident, unusual physical or electrical stress not provided for in the Specifications or applicable quality requirements, neglect and misuse, normal wear and tear; and/or

(b)	the Products have been repaired by personnel other than as employed or agreed by SOLECTRON; and/or

(c)	the defects are mainly due to the withdrawal by WAVECOM’s customer of the Product from WAVECOM customers’ applications; and/or

(d)	the Products have been altered or had markings removed by personnel other than those employed by or agreed by SOLECTRON; and/or

(e)	SOLECTRON can demonstrate that a Product returned in accordance with section 11.1 or section 11.2 is not defective (no defect found); and/or

(f)	the defect or failure is due to any power failure, surge, fire, flood, accident, action of a third party or other like event outside SOLECTRON’s reasonable control; and/or

(g)	The defect or damage is attributable to faulty design of the Products or any part thereof that is the responsibility of WAVECOM; and/or

(h)	SOLECTRON offers no warranty for defects that are due to faulty Components, [...]

(i)	[...]

11.5 WAVECOM agrees to pay such [...] fee and other associated fees as have in each case been agreed between the Parties in writing in advance, including transportation, for Product returns under section 11.4. This fee will also apply if WAVECOM requests that the Product is [...]. If further analysis is required, SOLECTRON and WAVECOM will agree on a case-by-case basis.

11.6 [...]

11.7 [...]

11.8 Notwithstanding the provisions of section 6.2.4 “Compliance with Environmental Laws”, WAVECOM represents that it is compliant with and has registered as the producer under the requirements of European Union Directives 2002/96/EC on waste electrical and electronic equipment (“WEEE”).[...].

11.9 EXCEPT FOR THE WARRANTIES EXPRESSLY DEFINED IN THIS SECTION SOLECTRON MAKES NO REPRESENTATIONS NOR GIVES ANY WARRANTIES EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

12.	TERM AND TERMINATION

12.1 Term

This Cooperation Agreement shall commence as of the Effective Date and shall remain in force until the last Derivative Agreement is terminated by the Parties according to the termination conditions stated in the present section 12.2 hereunder.

12.2 Termination

12.2.1 Either Party may terminate a Definitive Agreement forthwith by notice in writing to the other Party on the occurrence of any of the following events:

-	in accordance with section 14, 16.1 and 16.2 of the Cooperation Agreement,

-	if the other Party shall commit a breach of any provisions contained in a Definitive Agreement and – after receipt of a written notice specifying the breach or default – shall fail to remedy the breach within a period of thirty (30) days or fails to present to the other Party an acceptable action plan to remedy the breach, after the receipt of such notice or, in the event that such breach is incapable of remedy.

-	either stated in the present section 12.2 or in the relevant section of the concerned Derivative Agreement.

-	if the other Party shall enter into any liquidation (except for the purposes of a genuine amalgamation or reconstruction provided that the new company formed as part of such amalgamation or reconstruction agrees to be bound by the Definitive Agreements as if it was the other Party) or shall make any arrangement for the benefit of its creditors or shall have a receiver or manager over all or any of its undertaking or assets appointed, or shall suffer the appointment or the presentation of a petition for the appointment of an administrator or shall be deemed by virtue of applicable law to be unable to pay its debts, or anything which is equivalent to any of the foregoing occurs in respect of the other Party in any jurisdiction or if the other Party shall cease trading.

12.2.2 WAVECOM shall have the right to terminate this Agreement and/or any Derivative Agreement if a direct competitor of WAVECOM acquires all or the majority of the shares of SOLECTRON or other securities, enabling it to vote for the election of directors (or other managing authority).

12.2.3 Either Party may terminate this Agreement for convenience and without cause after providing the other Party with twelve (12) months prior written notice of such termination.

12.2.4 The termination of this Cooperation Agreement shall terminate automatically all Derivative Agreements. However, the termination of a Derivative Agreement or a decision not to renew a Derivative Agreement shall not result in the automatic termination of this Cooperation Agreement and the other Derivative Agreements but shall be previously mutually agreed between the Parties.

12.2.5 In case of expiry of a Definitive Agreement or termination of a Definitive Agreement:

(a)	The purchase orders placed by SOLECTRON for Components under the SCA will be transferred immediately to WAVECOM or its designated manufacturing partner.

(b)	All Components received by SOLECTRON shall be either directly repurchased by WAVECOM, or by another WAVECOM manufacturing partner at the Landed Cost (defined in the SCA), plus the then quoted agreed acquisition cost. To such effect, SOLECTRON shall provide WAVECOM with the cost calculation within five days from termination and WAVECOM will place corresponding orders within two (2) days after receipt of such calculation. The payment term will be fourteen (14) days net from date of SOLECTRON’s invoice that shall correspond to the delivery date. SOLECTRON shall be responsible, at WAVECOM’s cost, for all customs clearance and other related duties and will deliver to WAVECOM or WAVECOM’s designated manufacturing partner according to (FCA Shanghai) within five (5) days from orders.

(c)	SOLECTRON shall return to WAVECOM in accordance with the Tools Ownership Confirmation, all Tools/Equipment borrowed by SOLECTRON or specific Tools/Equipment developed by SOLECTRON for WAVECOM and for which payment has been received in full and SOLECTRON shall also return to WAVECOM all WAVECOM’s Intellectual Property Rights and Know-How, without the possibility for SOLECTRON to exercise a retention right in respect thereof.

(d)	Furthermore, both Parties commit to destroy or erase any and all copies it may have made of the other Party’s Intellectual Property Rights, Confidential Information and Know-How and upon request, shall provide a certificate issued by its officers certifying that such copies have been destroyed or erased.

(e)	SOLECTRON shall implement the Exit Management Plan without delay. The Exit Management Plan is the process through which the Manufacturing and the Services shall be transferred back to WAVECOM or to any third party designated by WAVECOM in an orderly and timely manner and without causing any discontinuation or default or interruption or disruption or unavailability in the Manufacturing and the Services. The Parties will mutually agree on an Exit Management Plan to be provided by SOLECTRON within two (2) months from the date of signature of this Agreement. SOLECTRON shall ensure that the Exit Management Plan will be implemented without delay and for a period of up to six (6) month from the expiry or termination (whatever the reason of such expiry or termination).

(f)	Sections 2.3 [disaster recovery plan], 2.7 [Subcontractors] 5 [data collection], 6 [complying with all regulations and laws], 9 [Mandate], 10 [Intellectual Property rights-Indemnification],11 [warranty and indemnity], 12.2.4 to 12.2.6, 13 [confidentiality], 15 [liability and insurance], 16 [Payment terms, credit limit and taxes], 17 [Miscellaneous], 20 [Governing law and arbitration] and Sections 13.2 of the Global Manufacturing Agreement and Section 9.2 of the Supply Chain Agreement and Section of the Master Services Agreement shall survive the expiry or termination of this Cooperation Agreement and/or the Derivative Agreement.

(g)	The termination or expiry of a Definitive Agreement shall not affect any rights or liabilities of either Party which have accrued and are subsisting as at the date of termination or expiry and, except for any such rights of SOLECTRON which may have accrued and are subsisting as aforesaid, SOLECTRON shall have no rights under or in respect of such Definitive Agreement.

(h)	The Parties hereby agree that the Party in breach of the Definitive Agreement as defined in section 12.2.1 §2 will bear the transportation costs for the return of the Components and the Equipment/Tools.

(i)	[...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

12.2.6 Without prejudice to the generality of section 12.2.2, in the case of termination of a Definitive Agreement by WAVECOM pursuant to the final paragraph of section 12.2.1, SOLECTRON shall immediately deliver to WAVECOM all Products, Components, Bonepile, Semi Finished Products (defined in the GMA) and any other materials used by SOLECTRON in connection with the Manufacturing and Services which have been purchased or paid for by WAVECOM or which are otherwise owned by WAVECOM pursuant to this Agreement and all Equipment/Tools and, if SOLECTRON fails to do so immediately, WAVECOM shall be entitled to enter onto the Facilities or any other premises of SOLECTRON or any third parties where such matters are located and repossess them and, where they are located at promises of any third party, SOLECTRON shall procure from such third party the right for WAVECOM to do so.

13	CONFIDENTIALITY

13.1 All Confidential and non-public Information, furnished by one Party (the “Disclosing Party”) which relates in any way to its business, products or finances shall not be used by the other Party (the “Receiving Party”) for any purpose, except to render its services under the Definitive Agreement and such information will be kept confidential by the Receiving Party.

13.2 The Receiving Party undertakes not to copy or reproduce the Confidential Information disclosed to it without the prior written consent of the Disclosing Party.

13.3 The Receiving Party agrees to treat confidentially such Confidential Information of the Disclosing Party and not to disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party. Furthermore, under no circumstances, may the Receiving Party use the Confidential Information of the Disclosing Party in such a way to compete, directly or indirectly, with the Disclosing Party.

13.4 All Confidential Information exchanged between the Parties pursuant to Definitive Agreement (a) shall be used exclusively for the purpose of Definitive Agreement and (b) shall not be distributed, disclosed, or disseminated in any way or form by the Receiving Party to anyone except its own employees, who have a reasonable need to know said Confidential Information and who are bound to confidentiality by their employment agreements or otherwise (c) shall be treated by the Receiving Party with the same degree of care to avoid disclosure to any third party as is used with respect to the Receiving Party’s own information of like importance which is to be kept confidential; (d) shall remain the property of the Disclosing Party.

13.5 At the Disclosing Party’s request following the termination of a Definitive Agreement, the Receiving Party shall promptly return all Confidential Information in tangible form in the Receiving Party’s possession, without retaining any copies, extracts or notes.

13.6 The confidentiality obligation under this section shall survive at least five (5) years after termination or expiration of the last terminated Definitive Agreement.

13.7 Furthermore, each Party commits to return all Confidential Information received from one another and to destroy or erase any and all copies it may have made thereof, within thirty (30) days of (i) a simple request or (ii) termination or expiration of the appropriate Definitive Agreement Upon request, the other Party shall provide a written certificate issued by its officers certifying that such Confidential Information and copies have been destroyed or erase.

14	FORCE MAJEURE

Neither Party will be liable for any delay in performing or for failing to perform obligations resulting from acts of God; inclement weather; fire; explosions; floods; accidents; illegal strikes, riots or civil disturbances; acts of government; inability to obtain any necessary license or consent; delays by suppliers or material shortages or from any cause whatsoever beyond its reasonable control (collectively “Force Majeure”) provided it gives written notice thereof to the other Party within seven (7) days of such circumstances arising and applies a Best in Class Approach to avoid and alleviate the effects of such Force Majeure and any such delays by the Party affected thereby do not continue for more than two (2) months, failing which the other Party shall have the right to terminate a Definitive Agreement on written notice to the other Party, with immediate effect.

15	LIABILITY AND INSURANCE

15.1 The Parties shall inform each other forthwith if either of them becomes aware of any claim, suit, action or demand asserted against either or both of them arising from the Definitive Agreements.

15.2 Subject to 15.2.1, 15.2.2 and 15.2.3, if either Party suffers a damage that is attributable directly to the other Party under the Definitive Agreements, the latter Party shall indemnify the Party suffering from the damage. For the avoidance of doubt, such indemnification shall also cover a third party claim attributable directly to the indemnifying Party’s breach of the Definitive Agreements subject to the indemnifying Party having been promptly notified in writing by the indemnified Party of the claim of the third party and subject also to the indemnifying Party having sole control of the defense/settlement of the claim with the reasonable assistance of the indemnified Party.

15.2.1. Each Party (the “Defending Party”) shall defend and hold harmless the other Party from any claims by a third party of infringement of Intellectual Property Rights resulting from the acts of the Defending Party pursuant to the Definitive Agreements, provided that the other Party (a) gives the Defending Party prompt notice (in all cases within 10 days of being aware of such claim) of any such claims, (b) renders reasonable assistance to the Defending Party thereon, and (c) permits the Defending Party to direct the defense of the settlement of such claims.

15.2.2 SOLECTRON shall defend and hold harmless WAVECOM from any product liability claims by a third party resulting from the failure of SOLECTRON to comply with its workmanship obligations pursuant to the Definitive Agreements, provided that WAVECOM (a) gives SOLECTRON prompt notice (in all cases within 10 days of being aware of such claim) of any such claims, (b) renders reasonable assistance to SOLECTRON thereon, and (c) permits SOLECTRON to direct the defense of the settlement of such claims.

15.2.3 WAVECOM shall defend and hold harmless SOLECTRON from any product liability claims by a third party resulting from the failure of WAVECOM to comply with its design obligations pursuant to the Definitive Agreements, provided that SOLECTRON (a) gives WAVECOM prompt notice (in all cases within 10 days of being aware of such claim) of any such claims, (b) renders reasonable assistance to WAVECOM thereon, and (c) permits WAVECOM to direct the defense of the settlement of such claims.

15.3 Except as sections 15.4 and 15.5 provide otherwise and without limiting SOLECTRON’s obligations under section 11 [warranty], the aggregate liability of each Party to the other Party during any calendar year in respect of any and all claims and liabilities howsoever arising in connection with this Agreement and any of the Derivative Agreements and not specifically excluded in accordance with Section 15.5, below, shall not exceed [...].

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

15.4 Nothing in this Definitive Agreements shall limit either Party’s liability (a) in the event of death or personal injury resulting from that Party’s negligence or [...].

15.5 Notwithstanding any other provision of the Definitive Agreements:

15.5.1 Subject to 15.5.2 below, neither Party shall in any event, except in the case of intentional misconduct or gross negligence or Product recall for Epidemic Failure, be liable to the other Party under the Definitive Agreement for any special, indirect, incidental or consequential damages (whether such liability is asserted on the basis of contract, tort including negligence and strict liability or otherwise), even if the Party has been warned of the possibility of such damages.

15.5.2 [...]

15.5.3 For the avoidance of doubt, any damages payable in accordance with section 15.5.2 shall be distinct and separate from any damages payable in accordance with the other provisions of this section 15 and to this end the cap in the final sentence of section 15.3 and the cap in section 15.5.2 shall be distinct and separate such each shall in no way reduce or restrict any payments to be made pursuant to the other section accordingly.

15.6 Insurance

Without prejudice to the above, each Party agree to maintain at its own cost throughout the duration of any of the Definitive Agreements and for six (6) years thereafter adequate insurance coverage on and in relation to its business and assets with reputable underwriters and insurance companies against such risk and to such extent as is usual for companies carrying on a business as carried on by the Parties. The Parties undertake to produce to each other evidence of such insurance on request. In particular but without limitation, SOLECTRON agrees to take and maintain all necessary insurance for the full replacement value thereof on the Product, Equipment/Tools and Components which belong to WAVECOM or its customers and suppliers, whilst under SOLECTRON’s custody and/or control and especially when stored, in transit or in transportation under SOLECTRON’s responsibility and that will at any point in time be physically present on its manufacturing sites and that may suffer from damages or destruction resulting from thief, fire, flood, or any other cause or Disaster. Without prejudice to the generality of the foregoing, SOLECTRON shall maintain public liability, products liability, employers liability, professional indemnity and general commercial insurance with cover of no less than the limit of its liability in the final sentence of section 15.3.

16.	PAYMENT TERMS AND CREDIT LIMIT AND TAXES

16.1 Payment terms

16.1.1 The Parties agree on payment terms of [...] from the date of invoice, except for the Inventory Tolerance Model (“ITM”) as defined in the Supply Chain Agreement.

16.1.2 If WAVECOM fails to make timely payments on the terms set forth herein, except for any Litigious Invoices (defined below): (a) SOLECTRON will notify WAVECOM in writing of the default and WAVECOM shall have thirty (30) days from the date of such notice to settle the amount overdue; (b) in the event the overdue amount is not settled by WAVECOM within the said thirty (30) days such amount shall bear interest from the due date until payment is made in full at [...] and SOLECTRON is entitled to immediately terminate this Agreement at the end of the said thirty (30) days.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

An invoice is considered as litigious between the Parties (“Litigious Invoice”) when WAVECOM notifies SOLECTRON of any reasonable dispute regarding the invoice, within a reasonable delay from the receipt of such invoice.

16.2 Credit limit

16.2.1 SOLECTRON approves a credit limit of [...] for the global provision of the Products and Services, except otherwise agreed between the Parties.

16.2.2 In the event, SOLECTRON determines, based on WAVECOM’s anticipated revenue, financial status and, in particular, WAVECOM’s cash position, that an adjustment to the [...] facility is required, SOLECTRON will offer WAVECOM a list of options (hereafter “Options Offer”), under which the trading relationship can continue. [...].

16.2.3 [...]

16.3 Taxes

16.3.1 The fees payable under the Definitive Agreements shall not be construed to include local, state or federal sales or use taxes, any value-added taxes, customs duties or taxes or any other such taxes in any country or tax jurisdiction that are applicable to the sale of the Products and/or the Services manufactured and/or supplied by SOLECTRON to WAVECOM, or to taxes on WAVECOM Consigned Goods or Assets subject to SOLECTRON applying a Best in Class Approach to minimise such taxes on Consigned Goods or Assets, and WAVECOM shall be liable for these taxes and shall pay these taxes. If any of aforementioned taxes are imposed on SOLECTRON or its Subsidiaries and SOLECTRON or its Subsidiaries pay such taxes, or if SOLECTRON or its Subsidiaries pay any such taxes imposed on WAVECOM in the ordinary course of its business under the Definitive Agreements, such taxes will be grossed up and included in the price of the Services provided to WAVECOM, and WAVECOM agrees that it shall pay such taxes in whole. If WAVECOM pays any of the aforementioned taxes on behalf of SOLECTRON or its Subsidiaries, WAVECOM will not be able to charge back such taxes to SOLECTRON or its Subsidiaries, unless SOLECTRON or its Subsidiaries grossed up the price of its Services and included such taxes in the price of the Services provided. SOLECTRON will be responsible for real property taxes pertaining to SOLECTRON’s Facilities, inventory taxes pertaining to SOLECTRON owned inventory and taxes on income of SOLECTRON.

16.3.2 The Parties shall reasonably cooperate with each other in obtaining any government authorization that any Party shall seek to obtain which will minimize their respective taxes in respect of the transactions contemplated hereunder at the expense of the requesting Party. THIS CLAUSE SHALL BE CONTROLLING IN THE CASE THAT ANY OTHER PROVISION OF The DEFINITIVE AGREEMENTS GOVERNING TAX MATTERS CONTRADICTS THIS CLAUSE.

16.3.3 The Parties agree that neither Party shall pay any invoice provided by the other Party without the prior issuance of the purchase order and the acceptance of such purchase order by the executing party.

16.3.4 For travel and accommodation expenses, other than the expenses occurred during training sessions, WAVECOM shall only support the travel and accommodation expenses incurred upon specific and written request of WAVECOM, in the limit of WAVECOM’s travel policy. Such expenses shall be invoiced and justified. For the avoidance of doubt, any travel and accommodation expense that SOLECTRON should reasonably expect to be linked with the performance of the Definitive Agreements shall be deemed to have been incorporated in the price stated in the corresponding invoice and shall not have to be paid in addition by WAVECOM.

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

17.	MISCELLANEOUS

17.1	Entire Agreement. This Agreement together with the Derivative Agreements and their respective Appendices and Exhibits set forth and contain the entire understanding between the Parties in respect of the matters dealt with herein and therein and any and all previous correspondence, memoranda, minutes of meetings, offers, inquiries, agreements (including but not limited to specific non-disclosure agreements), understandings, promises, representations and other documents or oral communication exchanged between the Parties prior to the date of the Agreement and/or the Derivative Agreement shall be canceled and superseded by this Agreement and/or the Derivative Agreement. The Parties especially hereby reject any preprinted terms on any purchase order or acknowledgment thereof of either Party.

17.2	Documents. The Parties shall take all such actions and execute all such documents that may be necessary or may otherwise be reasonably requested by the other Party to carry out the purposes of the Definitive Agreement, whether or not specifically provided for in the Definitive Agreements.

17.3	Alteration. Alterations, amendments and modifications to the Definitive Agreement and any documents referred to herein and in the Appendices shall be made in writing with the signatures of both Parties unless the Definitive Agreement expressly states otherwise. The Parties may, subject to the provisions of this section, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to the Definitive Agreements or changing in any manner the rights and obligations of the Parties under the Definitive Agreements or any Appendix hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

17.4	Partial Invalidity. Whenever possible, each provision of the Definitive Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Definitive Agreement.

17.5	No waiver. No failure or delay of either Party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement or a Derivative Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the Party waiving its rights.

17.6	Headings. The headings used in the Definitive Agreement are inserted for convenience only and shall not affect the interpretation of the respective provisions of the Definitive Agreement.

17.7	Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), or by facsimile addressed to the respective Parties at the following addresses:

Notice to WAVECOM:	WAVECOM SA. Immeuble BDSI, 3 Esplanade du Foncet 92442 Issy-les-Moulineaux Cedex France Facsimile: (33) 1 46 29 92 70

Which shall be marked for the attention of Vice President Operations and Legal Director

Notice to CONTRACTOR:	SOLECTRON CORPORATION 847 Gibralter Drive, Building 5, Milpitas, CA 95035 USA Facsimile: +1 408 935 5925 Attn.: Legal Dept

The Parties may change their above addresses or telefax numbers by written notice to the other Party stating the new information.

18.	PUBLICITY

Neither Party shall disclose, advertise or publish the terms and conditions of the Definitive Agreements or issue any press releases or other public statements regarding the Parties’ execution of this Agreement or a Derivative Agreement without the prior written consent of the other Party, unless required by law.

19.	ASSIGNMENT – DELEGATION

A Party shall not have the right to assign this Agreement or a Derivative Agreement or any right therein without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed).

20.	GOVERNING LAW AND ARBITRATION

20.1 The Definitive Agreements shall be construed and enforced in accordance with [...].

20.2 Any dispute or controversy arising between the Parties out of or in connection with this Agreement or a Derivative Agreement, whether during or after its term, except in relation to non-payment which shall be settled by the [...], shall be finally resolved by arbitration in accordance with the International Chamber of Commerce rules. The arbitration shall be held in [...]. The arbitration panel shall consist of three (3) arbitrators, one arbitrator appointed by each Party, and a third neutral arbitrator appointed by the other two arbitrators. All arbitration proceedings shall be conducted in the English language.

20.3 No person who is not a party to the Definitive Agreements shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Definitive Agreement.

20.4 The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to the Definitive Agreements.

IN WITNESS WHEREOF, SOLECTRON and WAVECOM have caused this Cooperation Agreement to be executed as of the Effective Date stated above.

Date:	Date:
For and on behalf of WAVECOM	For and on behalf of SOLECTRON
By: Ron BLACK	By: Thomas J Smach
Title: CEO	Title: Director
Signature	Signature

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

APPENDICES

[...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission